Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zachary Fields (319) 786-8146

Interstate Power and Light Company Prices Debt Offering
$300 million in senior debentures will be due in 2051

MADISON, Wis., Nov. 16, 2021 (GLOBE NEWSWIRE) -- Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $300 million aggregate principal amount of 3.100% senior debentures. The senior debentures will be due on November 30, 2051. IPL intends to use the proceeds from this offering to fund the previously announced redemption of our 5.100% Series D Cumulative Perpetual Preferred Stock and for general corporate purposes. The closing of the offering is expected to occur on November 19, 2021, subject to customary closing conditions.

The offering was marketed through a group of underwriters consisting of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, MUFG Securities Americas Inc., and U.S. Bancorp Investments, Inc. as joint book-running managers, and KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Samuel A. Ramirez & Company, Inc. and TD Securities (USA) LLC as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Goldman Sachs & Co. LLC by calling toll free at 1-866-471-2526, from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, from MUFG Securities Americas Inc. by calling toll free at 1-877-649-6848, and from U.S. Bancorp Investments, Inc. by calling toll free at 1-877-558-2607. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Iowa utility is based in Cedar Rapids, Iowa.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.
1